Exhibit 99.1

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG reports fourth quarter and full-year 2018 financial results

•	Fourth quarter net sales of approximately $3.6 billion, up about 2 percent versus prior year in constant currencies

•	Fourth quarter reported earnings per diluted share from continuing operations of $1.07 and adjusted earnings per diluted share from continuing operations of $1.15

•	Further progress made toward operating margin recovery on a year-over-year basis led by additional selling price realization and cost management

•	Achieved strategic cash deployment target including three recently announced acquisitions and further share repurchases

PPG today reported fourth quarter 2018 net sales of approximately $3.6 billion, down 1 percent versus the prior year. Net sales in constant currencies grew about 2 percent year-over-year aided by higher selling prices of more than 2 percent. Sales volumes were down 1 percent versus the prior year in aggregate. Unfavorable foreign currency translation impacted net sales by approximately 3 percent, or about $110 million, and acquisition-related sales, net of divestitures, added less than 1 percent to sales growth.

Fourth quarter 2018 reported net income from continuing operations was $256 million, or $1.07 per diluted share. Adjusted net income from continuing operations was $271 million, or $1.15 per diluted share. Fourth quarter 2017 reported net income from continuing operations was $148 million, or 58 cents per diluted share. Adjusted net income from continuing operations was $305 million, or $1.19 per diluted share. Reconciliations of the reported to adjusted figures are included below. For the fourth quarter 2018, the effective tax rate was about 24 percent and the adjusted effective tax rate was about 26 percent.

“In the fourth quarter, we delivered net sales growth in local currencies of about 2 percent, led by higher selling prices marking seven consecutive quarters of improved pricing,” said Michael H. McGarry, PPG chairman and chief executive officer. “These price increases, along with our ongoing cost management efforts, remain focused on offsetting continued input cost inflation, as we made further progress on recovering our operating margins toward prior-year levels. Also impacting our sales were softening global economic growth and demand declines in certain end-use markets.

“For the full year, we delivered adjusted earnings per diluted share growth despite significant and persistent raw material and logistics cost inflation, which impacted the entire coatings industry and rose sequentially throughout much of the year. In addition to achieving higher pricing, we aggressively managed our cost structure delivering about $80 million of full-year cost savings, reaching the top-end of our target. Strategically, during the past year, we announced six acquisitions, including recent announcements of SEM, Whitford and Hemmelrath.

“Our cash flow from operations remained strong, totaling about $1.5 billion for the year, which is consistent with 2017. We also continued our legacy of returning cash to shareholders, with $2.2 billion returned in 2018 through share repurchases and dividends,” McGarry continued.

“As we look ahead, while we remain confident we are well-positioned strategically and financially, we enter 2019 with more global economic uncertainty. The carryover impact from the first-half 2018 cost inflation, significantly unfavorable year-over-year foreign currency translation and modestly lower sales volumes will impact our performance in the first half of 2019. As a result, we currently expect first quarter earnings per diluted share to be in the range of $1.18 to $1.23. We are focused on delivering increased financial results and will be providing certain detailed information regarding our full year 2019 forecast and financial targets in a separate communication,” McGarry concluded.

The company reported full-year cash from operations of about $1.5 billion. For the year, the company completed more than $1.7 billion of share repurchases and paid about $450 million in dividends. Net capital expenditures totaled about $410 million. The company ended the year with approximately $5 billion of gross debt, and about $1.0 billion of cash and short-term investments. The company had $1.8 billion remaining on its current share repurchase authorizations at year-end 2018.

Fourth Quarter 2018 Reportable Segment Financial Results

•
Performance Coatings segment fourth quarter net sales were $2.1 billion, up $16 million, or nearly 1 percent, versus the prior year. Sales in constant currencies increased by more than 3 percent driven by higher selling prices. Acquisition-related sales were approximately $15 million, including the acquisition of automotive refinish products manufacturer SEM. Segment volumes were flat including the previously announced customer assortment changes in the national retail do-it-yourself (DIY) channel which reduced segment sales by approximately two percent, or about $40 million year-over-year. Unfavorable foreign currency translation lowered net sales by about $55 million, or nearly 3 percent.

Aerospace coatings net sales volumes grew by over 10 percent as a result of strong industry demand and continued strong customer demand in each major region for PPG’s technology advantaged products. Organic sales for automotive refinish coatings were flat as unfavorable impacts from customer inventory destocking in the U.S. were offset by growth in other regions. Aggregate protective and marine coatings sales volumes increased by a high-single-digit percentage, with positive contributions from both end-use markets. Architectural coatings - Americas and Asia-Pacific organic sales declined a low-single-digit percentage year-over-year, with differences by channel and region. In the U.S. and Canada, company-owned architectural stores grew same store sales by a low-single-digit percentage. Aggregate volumes in the DIY retail accounts and independent dealer channel declined significantly versus the prior year, driven by the customer assortment changes. Latin American architectural coatings organic sales volumes grew by a mid-single-digit percentage, led by Mexico. Architectural coatings - EMEA organic sales volumes increased by a mid-single-digit percentage with contributions from both selling price increases and volume growth.

Segment income for the fourth quarter was $261 million, $2 million higher than the prior year fourth quarter despite unfavorable foreign currency translation impacts of about $5 million. Segment income was aided by improving selling prices and cost management, offset by raw material and logistics cost inflation and the impact from lower sales volumes.

•
Industrial Coatings segment fourth quarter net sales were about $1.5 billion, down $53 million, or more than 3 percent, versus the prior-year period. Higher selling prices of about 2 percent offset lower sales volumes of about 2 percent. Unfavorable foreign currency translation lowered sales by about $55 million, or more than 3 percent, versus the prior year.

Automotive original equipment manufacturer (OEM) coatings sales volumes decreased by about 5 percent year-over-year, consistent with lower global automotive industry production rates and driven by decreased automotive industry demand in both China and Europe. Industrial coatings and specialty coatings and materials sales volumes increased by a low-single-digit percentage versus the prior year, as solid sales volume growth was achieved in the U.S. and Canada offset by softer demand in Asia-Pacific. Packaging coatings sales volumes also increased a low-single-digit percentage year-over-year, adding to strong growth in the prior year.

Segment income for the fourth quarter was $187 million, down $27 million, or about 13 percent, year-over-year, including unfavorable foreign currency translation impacts of about $5 million. Segment income was also impacted by continuing raw material and logistics cost inflation and the sales impact of softening global automotive OEM industry production rates, which were partially offset by improving selling prices and aggressive cost management.

Full-Year 2018 Financial Results
Full-year 2018 reported net sales from continuing operations were approximately $15.4 billion, up about 4 percent, versus the prior year, including net favorable foreign currency translation of less than 1 percent, or approximately $105 million. Organic sales growth of about 3 percent versus the prior year was supplemented by acquisition-related sales of nearly 1 percent.

The company’s 2018 full-year reported net income from continuing operations was $1.3 billion, or $5.40 per diluted share, versus $1.4 billion, or $5.31 per diluted share, in 2017. Full-year 2018 adjusted earnings per diluted share from continuing operations was $5.92 per diluted share compared to $5.86 per diluted share in 2017. The effective tax rate from continuing operations was about 21 percent for 2018, versus 31 percent for 2017, and the adjusted effective tax rate from continuing operations was about 22 percent for 2018, versus about 24 percent for 2017. The company’s global effective tax rate is expected to be in the range of 23-to-25 percent for the year 2019.

A detailed reconciliation of the reported adjusted figures for the fourth quarter and the full year is included below.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™

At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 130 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $15.4 billion in 2018. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

Additional Information

PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, Jan. 17. The company will hold a conference call to review its fourth quarter and full-year 2018 financial performance today at 2 p.m. ET. Participants can pre-register for the conference by navigating to http://dpregister.com/10127722. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, Jan. 17, beginning at approximately 4:30 p.m. ET, through Jan. 31 at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 877-344-7529; international, +1-412-317-0088; passcode 10127722. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 4:30 p.m. ET today, Jan. 17, 2019, through Jan. 16, 2020.

Forward-Looking Statements

Statements continued herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG Industries’ operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring initiatives, the ability to identify additional cost savings opportunities, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. Such factors also include risks related to the impact of the restatement disclosed in our amended 2017 Annual Report on Form 10-K/A, including the impact on PPG’s reputation and commercial contracts, our ability to successfully remediate the material weakness in our internal control over financial reporting disclosed in our amended Annual Report on Form 10-K/A within the time periods and in the manner currently anticipated, the effectiveness of our internal control over financial reporting, including the identification of additional control deficiencies and further expenditures related to our restatement. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our amended Annual Report on Form 10-K/A are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of January 17, 2019, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG Industries undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investor’s understanding of the company’s operating performance is enhanced by the disclosure of earnings per diluted share from continuing operations and PPG’s effective tax rate from continuing operations adjusted for certain items. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Earnings per diluted share from continuing operations and the effective tax rate from continuing operations adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, earnings per diluted share from continuing operations and the adjusted effective tax rate from continuing operations may not be comparable to similarly titled measures as reported by other companies.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Fourth Quarter 2018		Fourth Quarter 2017
	$	EPS	$	EPS
Reported net income from continuing operations	$256	$1.07	$148	$0.58
Release of business restructuring reserves	(7)	(0.03)	—	—
Transaction-related costs	4	0.02	—	—
Brand rationalization charge	4	0.02	—	—
Gain on the sale of non-operating assets	(20)	(0.08)	(8)	(0.03)
Environmental remediation charges and other costs	32	0.14	—	—
Accounting investigation costs	2	0.01	—	—
Net tax charge for Tax Cuts and Jobs Act legislation	—	—	134	0.52
Asset write-downs	—	—	7	0.03
Pension settlement charges	—	—	24	0.09
Adjusted net income from continuing operations, excluding non-recurring items	$271	$1.15	$305	$1.19

	Full Year 2018		Full Year 2017
	$	EPS	$	EPS
Reported net income from continuing operations	$1,323	$5.40	$1,369	$5.31
Net tax (benefit)/charge for Tax Cuts and Jobs Act legislation	(13)	(0.05)	134	0.52
Environmental remediation charges and other costs	58	0.24	—	—
Accounting investigation costs	11	0.05	—	—
Impairment of a non-manufacturing asset	7	0.03	—	—
Brand rationalization charge	4	0.02	—	—
Transaction-related costs	4	0.02	6	0.02
Gain from the sale of a business	—	—	(24)	(0.09)
Gain on the sale of non-operating assets	(20)	(0.08)	(8)	(0.03)
Legacy legal settlements	8	0.03	(11)	(0.04)
Costs related to a customer assortment change	14	0.05	—	—
Business restructuring, net	46	0.18	—	—
Accelerated depreciation from restructuring actions	7	0.03	—	—
Pension settlement charges	—	—	38	0.14
Asset write-downs	—	—	7	0.03
Adjusted net income from continuing operations, excluding non-recurring items	$1,449	$5.92	$1,511	$5.86

	Fourth Quarter 2018			Fourth Quarter 2017
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$342	$83	24.3%	$377	$224	59.4%
Brand rationalization charge	6	2	26.8%	—	—	—%
Gain on the sale of non-operating assets	(26)	(6)	24.3%	(13)	(5)	37.9%
Accounting investigation costs	3	1	24.3%	—	—	—%
Release of business restructuring reserves	(5)	2	(44.5)%	—	—	—%
Environmental remediation charges and other costs	43	11	24.3%	—	—	—%
Transaction-related costs	6	2	25.5%	—	—	—%
Asset write-downs	—	—	—%	7	—	—%
Net tax charge for Tax Cuts and Jobs Act legislation	—	—	—%	—	(134)	N/A
Pension settlement charges	—	—	—%	38	14	37.9%
Adjusted effective tax rate, continuing operations, excluding nonrecurring items	$369	$95	25.8%	$409	$99	24.2%

	Full Year 2018			Full Year 2017
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$1,693	$353	20.9%	$2,005	$615	30.7%
Net tax benefit/(charge) for Tax Cuts and Jobs Act legislation	—	13	N/A	—	(134)	N/A
Accounting investigation costs	14	3	24.3%	—	—	—%
Costs related to a customer assortment change	18	4	24.3%	—	—	—%
Accelerated depreciation from restructuring actions	9	2	22.2%	—	—	—%
Transaction-related costs	6	2	25.5%	9	3	37.9%
Impairment of a non-manufacturing asset	9	2	24.3%	—	—	—%
Gain on the sale of non-operating assets	(26)	(6)	24.3%	(13)	(5)	37.9%
Gain on the sale of a business	—	—	—%	(25)	(1)	3.2%
Legacy legal settlements	10	2	24.3%	(18)	(7)	37.9%
Brand rationalization charge	6	2	26.8%	—	—	—%
Business restructuring, net	66	20	30.3%	—	—	—%
Environmental remediation charges and other costs	77	19	24.3%	—	—	—%
Pension settlement charges	—	—	—%	60	22	37.9%
Asset write-downs	—	—	—%	7	—	—%
Adjusted effective tax rate, continuing operations, excluding nonrecurring items	$1,882	$416	22.1%	$2,025	$493	24.3%

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended December 31		Twelve Months Ended December 31
	2018	2017	2018	2017
		As Restated		As Restated
Net sales	$3,645	$3,682	$15,374	$14,748
Cost of sales, exclusive of depreciation and amortization	2,188	2,120	9,001	8,209
Selling, general and administrative	855	909	3,573	3,554
Research and development - net	105	116	441	451
Depreciation	87	86	354	331
Amortization	40	34	143	129
Interest expense	30	27	118	105
Interest income	(5)	(7)	(23)	(20)
Business restructuring, net	(5)	—	66	—
Pension settlement charges	—	38	—	60
Other charges (income) - net (Note A) (Note B)	8	(18)	8	(76)
Income from continuing operations before income taxes	$342	$377	$1,693	$2,005
Income tax expense	83	224	353	615
Income from continuing operations, net of income taxes	$259	$153	$1,340	$1,390
Income from discontinued operations, net of income taxes	2	3	18	225
Net income attributable to the controlling and noncontrolling interests	$261	$156	$1,358	$1,615
Less: Net income attributable to noncontrolling interests	3	5	17	21
Net income (attributable to PPG)	$258	$151	$1,341	$1,594

Amounts attributable to PPG:
Income from continuing operations, net of income tax	$256	$148	$1,323	$1,369
Income from discontinued operations, net of income tax	2	3	18	225
Net income (attributable to PPG)	$258	$151	$1,341	$1,594

Earnings per common share (attributable to PPG)
Income from continuing operations, net of income tax	$1.07	$0.59	$5.43	$5.34
Income from discontinued operations, net of income tax	0.01	0.01	0.07	0.88
Net income (attributable to PPG)	$1.08	$0.60	$5.50	$6.22

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of income tax	$1.07	$0.58	$5.40	$5.31
Income from discontinued operations, net of income tax	0.01	0.01	0.07	0.87
Net income (attributable to PPG)	$1.08	$0.59	$5.47	$6.18

Average shares outstanding	238.5	253.6	243.9	256.1

Average shares outstanding - assuming dilution	239.8	255.4	245.4	257.8

Note A:
Other charges during the three months ended December 31, 2018 includes an environmental remediation charge and other costs of $43 million offset by a gain from the sale of a non-operating asset of $26 million. Other income for the three months ended December 31, 2017 includes a gain on the sale of a non-operating asset of $13 million.

Note B:
Other charges during the twelve months ended December 31, 2018 includes environmental remediation charges and other costs of $77 million offset by a gain on the sale of a non-operating asset of $26 million. Other income during the twelve months ended December 31, 2017 includes a gain from the sale of the Mexican Plaka business of $25 million, a gain from a legal settlement of $18 million and a gain from the sale of a non-operating asset of $13 million.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	December 31	December 31
	2018	2017

Current assets:
Cash and cash equivalents	$902	$1,436
Short-term investments	61	55
Receivables - net	2,845	2,903
Inventories	1,783	1,730
Other	370	353
Total current assets	$5,961	$6,477

Current liabilities:
Short-term debt and current portion of long-term debt	$651	$12
Accounts payable and accrued liabilities	3,614	3,781
Restructuring reserves	99	102
Total current liabilities	$4,364	$3,895

Long-term debt	$4,365	$4,134

PPG OPERATING METRICS (unaudited)
($ in millions)
	December 31	December 31
	2018	2017

Operating Working Capital (a)	$2,224	$2,071
As a percent of quarter sales, annualized	15.3%	14.1%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended December 31		Twelve Months Ended December 31
	2018	2017	2018	2017
		As Restated		As Restated
Net sales
Performance Coatings	$2,140	$2,124	$9,087	$8,730
Industrial Coatings	1,505	1,558	6,287	6,018
Total	$3,645	$3,682	$15,374	$14,748

Segment income
Performance Coatings	$261	$259	$1,300	$1,313
Industrial Coatings	187	214	818	979
Total	$448	$473	$2,118	$2,292

Items not allocated to segments
Corporate	(54)	(46)	(146)	(180)
Legacy (Note A)	—	2	5	(2)
Interest expense, net of interest income	(25)	(20)	(95)	(85)
Gain from the sale of non-operating assets	26	13	26	13
Transaction-related costs	(6)	—	(6)	(9)
Environmental remediation charges and other costs	(43)	—	(77)	—
Business restructuring, net	5	—	(66)	—
Accounting investigation costs	(3)	—	(14)	—
Brand rationalization charge	(6)	—	(6)	—
Costs related to customer assortment change	—	—	(18)	—
Legacy legal settlements	—	—	(10)	18
Accelerated depreciation related to restructuring actions	—	—	(9)	—
Impairment of a non-manufacturing asset	—	—	(9)	—
Gain from the sale of the Mexican Plaka business	—	—	—	25
Pension settlement charges	—	(38)	—	(60)
Asset write-downs	—	(7)	—	(7)
Income before income taxes	$342	$377	$1,693	$2,005

Note A:
Legacy items include current costs related to former operations of the Company, including pension and other postretirement benefit costs, certain charges and recoveries for legal matters and environmental remediation costs, and certain other charges and income which are not associated with PPG's current business portfolio.

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